Exhibit 11.1

INSIDER TRADING POLICY

CUREVAC N.V.

INTRODUCTION

Article 1

This document sets out the Company’s insider trading policy.

DEFINITIONS AND INTERPRETATION

Article 2

2.1In this policy the following definitions shall apply:

Ad Hoc Black-Out Period	A period designated by the CEO or CFO or the GC as described in Article 4.2.

Article	An article of this policy.

Black-Out Period

Each period that starts from forty five days (45) calendar days prior to the release by the Company of its financial results for the fiscal periods ending March 31, June 30, September 30 and December 31 of each year (provided that in any event, no Black-Out Period shall start later than fourteen (14) calendar days after the end of the most recently completed fiscal period) and ends after three full trading days of Shares on the Nasdaq Stock Market have expired after such results are released by the Company for the preceding fiscal period.

CEO	The Company’s chief executive officer.

CFO	The Company’s chief financial officer.

Chairman	The chairman of the Supervisory Board.

Company	CureVac N.V.

Company Group	The Company and its Subsidiaries collectively or, where the context so requires, any of them individually.

Company Security	A security, derivative or other financial instrument issued by or relating to the Company, including: a.Shares;
b. depository receipts for Shares; c. options, futures, swaps, forward rate agreements and other derivative contracts relating to Shares; and d. debt instruments of the Company.

GC	The Company’s General Counsel.

Exchange Act	The Securities Exchange Act of 1934.

Independent Committee

Committee composed of Independent Supervisory Directors that shall appoint a chairman from among its members and shall be responsible for approving transactions in accordance with this Insider Trading Policy.

Independent Supervisory Directors	The Supervisory Directors who qualify as independent under both the Dutch and U.S. standards applicable to the Supervisory Board.

Inside Information

Material non-public information relating to the Company or the Company Group, meaning information that is not known to persons outside the immediate Company Group that could be relied upon or considered significant to an investor making a decision to buy or sell Company

Securities.

Since the Shares can also be traded on a trading venue in the European Union, the Company also considers “inside information” as defined by the European Market Abuse Regulation (“MAR”) to be “Inside Information” for purposes of this policy.

Inside Information under MAR is defined as information of a precise nature, which has not been made public, relating, directly or indirectly, to the Company, and which, if it were made public, would be likely to have a significant effect on the prices of Company Securities. Note, in particular, the following:

● “Precise” information also includes future events, which may be reasonably expected to occur and intermediate steps in a protracted process.

●
Inside information is made public only if it is widely known in the investor community, i.e. dissemination in the mass media, if access to the information is not limited to certain user groups and sufficient time has elapsed (usually two trading days) during which market participants were able to assess the information. Statements at a press conference, shareholders meeting or accessibility at the Company’s website is not yet widely known.

For purposes of this policy, both definitions apply cumulatively.

Insider (Permanent)

The Company’s Supervisory Directors, Managing Directors and the Executive Assistants, General Counsel, Senior Leadership Team (SLT), Head of Accounting, Head of Controlling and any person in the Company Group that regularly has Inside Information, for the avoidance of doubt, in each case excluding the Protective Foundation.

Insider (Temporary)

Any employee notified by the CFO or CEO or GC as an Insider (Temporary) because of his or her involvement in confidential projects, for the avoidance of doubt, in each case excluding the Protective Foundation.

Management Board	The Company’s management board.

Managing Director	A member of the Management Board.

Pre-Clearance Body	The relevant person or body authorized to pre-clear and approve transactions under this policy, determined as follows:

	a.	in relation to Managing Directors: the Independent Committee;

b.

in relation to Supervisory Directors (other than the Chairman):

(i)

the Chairman on the basis of a legal assessment by the GC, unless the Chairman is absent or unavailable, as determined by the GC;

(ii)

in case of absence or unavailability of the Chairman, as determined by the GC, the chairman of the Independent Committee, on the basis of a legal assessment by the GC, provided that if the Chairman is also the chairman of the Independent Committee, the Pre-Clearance Body shall be the Independent Committee;

	c.	in relation to the Chairman: the chairman of the Independent Committee, provided that if the Chairman is also the chairman of the Independent

Committee, then the Pre-Clearance Body shall be the Independent Committee as a whole; or

	d.	in relation to any other Insider (Permanent or Temporary): the CEO, the CFO or the GC.

Protective Foundation

A foundation under Dutch law whose objective it would be to promote and protect the interests of the Company, the business connected with it and its stakeholders from time to time, and repressing possible influences which could threaten the strategy, continuity, independence and/or identity of the Company or the business connected with it to such an extent that this could be considered to be damaging to the aforementioned interests.

Sell-to-Cover Arrangement

A mandatory sale of Company Securities arranged by the Company (on behalf of the employee) intended to cover any tax withholding obligations arising due to the employee’s acquisition of Company Securities.

Share	A share in the Company’s capital, irrespective of the class concerned.

Subsidiary	A subsidiary of the Company within the meaning of Section 2:24a of the Dutch Civil Code.

Supervisory Board	The Company’s supervisory board.

Supervisory Director	A member of the Supervisory Board.

Trading Window	Any period that is not a Black-Out Period.

2.2

“Inside Information” is very difficult to define clearly. However, inside information should be interpreted broadly. Information that should be considered sensitive and non-public includes, without limitation, the following matters (until those matters are appropriately disclosed to the public):

a.	material information relating to product candidates or products, including development relating to clinical trials or interactions with regulators;
b.	financial results;
c.	future earnings or losses;
d.	news of a pending or proposed sale, merger or acquisition;
e.	acquisitions, mergers or divestitures;
f.	impending bankruptcy or financial liquidity problems;
g.	major changes in senior management;
h.	stock dividends or splits;
i.	new equity or debt offerings;
j.	large contracts in a pending status or in discussion.
2.3	References to “transactions” in Company Securities include sales, purchases or other acts consisting of or aimed at acquiring or disposing of such Company Securities (either directly or indirectly and for one’s own account or the account of another person) including any Sellto-Cover Arrangements, but excluding the grant of Company Securities or exercise of options for Company Securities, or other rights to acquire Company Securities, under any equity or incentive plan established by the Company (provided that subsequent transactions in Company Securities acquired pursuant to the grant of exercise of such options or rights shall be subject to this policy). A “transaction” also includes cancelling or amending a purchase or sale order before such order was executed.

2.4	Terms that are defined in the singular have a corresponding meaning in the plural.
2.5	Words denoting a gender include each other gender.

PROHIBITIONS

Article 3

3.1	Without prejudice to the relevant restrictions and prohibitions under applicable law concerning insider trading and market manipulation, Insiders (Permanent and Temporary) are prohibited from:
a.	directly or indirectly conducting or recommending a transaction in Company Securities when the Insider has knowledge of Inside Information, except if it concerns conducting transactions in discharge of an enforceable obligation that already existed at the time the Insider became acquainted with such Inside Information;
b.	engaging in hedging transactions, including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives, that are designed to hedge or speculate on any change in the market value of Company Securities;
c.	selling Company Securities within six months after having purchased such Company Securities or vice versa;
d.	purchasing or writing options on Company Securities or short-selling Company Securities;
e.	pledging Company Securities, including by purchasing Company Securities on margin or holding Company Securities in a margin account;
f.	disclosing or making accessible Inside Information to anyone, except to persons within, or advisers of, the Company Group whose positions require them to know such Inside Information.
3.2

Insiders are also prohibited from directly or indirectly conducting or recommending a transaction in the securities of another company or corporation, if the Insider learns in the course of his employment or office with the Company Group material non-public information, or otherwise confidential information, about such other company or corporation that is likely to affect the value of those securities. It is also prohibited to disclose or make accessible such information to other persons other than on a need-to-know basis.

3.3

The prohibition against trading on Inside Information, recommending a transaction while in possession of inside information or disclosing Inside Information to another person other than on a need-to know basis as further specified in Art. 3.1 and 3.2 also applies to persons who gain access to that information, including Insiders’ household members.

TRADING WINDOW AND BLACK-OUT PERIODS

Article 4

4.1	Subject to Articles 3.1 and 5.1, transactions by Insiders in Company Securities are only permitted:
a.	during a Trading Window (i.e. outside of a Black-Out Period; or
b.	outside a Trading Window (i.e. during a Black-Out Period) for reasons of exceptional personal hardship and subject to prior review by the CEO or the CFO or the GC, in each case with the prior approval of the Independent Committee, provided that, if the CEO, the CFO or the GC wishes to trade outside a Trading Window, such trade shall be subject to prior review by one of the others and the prior approval of the Independent Committee.
4.2

In addition, subject to Articles 3.1 and 5.1, the CEO or CFO or the GC, may impose an Ad Hoc Black-Out Period on certain Insiders due to the occurrence of, or preparations for, a material event relating to the Company Group, in which case those Insiders are not allowed to conduct transactions in Company Securities from the start of the aforementioned Ad Hoc Black-Out Period until three full Trading Days have expired after such material event has been publicly disclosed by the Company (or until the CEO or the CFO or the GC, in each case with the prior approval of the Independent Committee, has confirmed to these Insiders that the Ad Hoc Black-Out Period is lifted). No reasons need be provided and the closing of a Trading Window in itself may constitute Inside Information that should not be communicated.

4.3

Without prejudice to Article 4.2, the Company may determine at times that Insiders are not permitted to conduct transactions in Company Securities even during a Trading Window or when they are not subject to an Ad Hoc Black-Out Period. No reasons may be provided and the closing of a Trading Window itself may constitute Inside Information that should not be communicated.

4.4	The restrictions in this Article 4 do not apply to:
a.	transactions in Company Securities conducted by Insiders pursuant to a pre- arranged plan under Article 6;
b.	the acceptance of Company Securities under an equity or incentive plan established by the Company; and the exercise of options for or the exercise of similar rights to Company Securities under an equity plan or incentive plan established by the Company, provided that there is no sale of Company Securities in connection with such exercise other than transactions pursuant to a pre-arranged trading plan under Article 6.

PRE-CLEARANCE

Article 5

5.1

All transactions in Company Securities (including the creation or modification of a pre- arranged trading plan) by Insiders must be pre-cleared by, and shall require the prior approval of, the relevant Pre-Clearance Body. Pre-cleared transactions not completed within three business days shall again require pre-clearance under the previous sentence.

5.2

All requests for pre-clearance of transactions shall be submitted via email to insider.request@curevac.com using the template email attached herein as Annex A. The GC shall be responsible for providing pre-clearance requests to the relevant Pre-Clearance Body promptly following receipt thereof.

5.3	Upon the approval or disapproval of the request, the Insider will be required to return an executed copy of the Securities Transaction Request attached herein as Annex B.
5.4	Pre-clearance under Article 5.1 may be delayed or denied at the discretion of the relevant Pre-Clearance Body without providing any reason for such decision.
5.5

Notwithstanding the pre-clearance process under this Article 5, it is each Insider’s responsibility to determine whether he is in possession of Inside Information, and neither an open Trading Window nor pre-clearance of a transaction absolves the Insider from criminal liability for trading on Inside Information.

PRE-ARRANGED TRADING PLAN

Article 6

6.1

Performing transactions in Company Securities under a pre-arranged trading plan is not deemed a violation of this policy, even if the Insider is in possession of Inside Information at the time such a transaction is executed under such plan, provided that such plan meets the following conditions:

a.	the Insider must enter into a binding contract or written plan with a licensed brokerage firm or other fiduciary that holds discretionary authority over the plan;
b.	the plan specifies the amount, price and date on which Company Securities are to be purchased or sold (or a formula for making such determinations);
c.	the plan is established (or modified) at a time when the Insider does not possess Inside Information and a Trading Window is open; if the plan is for a Supervisory Director or Managing Director, the plan includes a representation by such Supervisory Director or Managing Director on the date of adoption of the plan that (i) they are not aware of any material non-public information about the Company or any securities of the Company and (ii) they are adopting the plan in good faith and not a spart of a plan to evade the prohibition against illegal trading;
d.	the plan prohibits the Insider from later asserting any influence over any person who exercises discretion as to how, when or whether to effect the transactions under such plan;
e.	the plan allows for the cancellation of a transaction and/or suspension of the plan upon notice and request by the Company to the Insider if the proposed transaction fails to comply with applicable laws or would create material adverse consequences for the Company;

f.	the plan may be terminated by the Insider upon prior consultation with the relevant Pre-Clearance Body at any time;
g.	the plan and any modifications thereof are approved by the relevant Pre-Clearance Body, in each case requiring the prior approval of the Independent Committee (unless the Independent Committee is the Pre-Clearance Body in relation to the Insider concerned), which approval may be delayed or denied at their sole discretion without providing any reason for such decision;
h.	the first transaction under the plan occurs after a waiting period of 90 days or, in the case of a plan relating to transactions by a Supervisory Director or Managing Director, the first transaction under the plan occurs after a waiting period that is the later of (i) 90 days after adoption of the plan and (ii) two business days following filing of a Form 6-K or Form 20-F by the Company covering the financial reporting period in which the plan was adopted; any modified plan has the same waiting period before transactions may occur as the applicable waiting period for the new plan;
i.	the plan has a minimum term of one year; and
j.	you may only have one plan in place at a time.
6.2

Transactions in Company Securities by an Insider pursuant to an approved pre-arranged trading plan as described in Article 6.1 will not require further pre-clearance under Article 5 at the time of the transaction. Notwithstanding any pre-clearance of a trading plan, neither the Company, nor the Managing Directors, Supervisory Directors or other officers assume liability for the consequences of any transaction made pursuant to such plan.

AMENDMENTS AND DEVIATIONS

Article 7

Pursuant to a resolution to that effect, the Management Board, with the approval of the Supervisory Board, may amend or supplement this policy.

GOVERNING LAW AND JURISDICTION

Article 8

This policy shall be governed by and shall be construed in accordance with the laws of the Netherlands. Any dispute arising in connection with this policy shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

Annex A

Email to Request Pre-Clearance for a Trade

Please send the following email to: insider.request@curevac.com

Dear Marco,

I am requesting to [sell my / purchase] shares in CureVac N.V. and I would appreciate the approval of the relevant Pre-Clearance Body, as defined in CureVac’s Insider Trading Policy. I hereby confirm that I do not have any Inside Information, as defined in CureVac’s Insider Trading Policy.

Annex B

Date:

Memorandum for: [Name of Insider]

Attached is a Securities Transaction Request form, which confirms the action on your recent request.

Please review and sign the attached form promptly, and return it via email to insider.request@curevac.com.

An approved transaction should be executed promptly.

If the transaction is not completed within three business days from the date mentioned above, a new approval must be obtained.

Dr. Marco Rau

General Counsel

Attachment

Securities Transaction Request

To: Dr. Marco Rau, General Counsel, CureVac NV

I acknowledge that (i) I have requested securities transaction clearance for the [sale/purchase] of common shares of CureVac N.V. and have been notified of the decision indicated; and (ii) I am not in possession of any Inside Information, as defined in CureVac’s Insider Trading Policy.

Decision

Approved │ Not Approved

Sign	Print Name	Date

Request Handled By:		Date: